Exhibit 10.1

AMENDMENT NO. 1
TO THE
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
2023 EQUITY INCENTIVE PLAN
WHEREAS, Science Applications International Corporation (the “Company”) maintains the Science Applications International Corporation 2023 Equity Incentive Plan (the “Plan”); and
WHEREAS, the Company wishes to amend the Plan to reflect the change in the Company’s listing from the New York Stock Exchange to The Nasdaq Stock Market LLC which will be effective March 5, 2024;
NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended as follows:
1.Effective March 5, 2024, Subsection 2(b), the definition of “Applicable Law” is hereby deleted and replaced with the following:
(b) “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are then listed or quoted, applicable to the taking or refraining from taking of any action under the Plan, including the administration of the Plan and the issuance or transfer of Awards or Shares.
2.     Effective as of March 5, 2024, the first sentence of Subsection 2(t), the definition of “Fair Market Value” is hereby deleted and replaced with the following:
(t) “Fair Market Value” means, as of any Value Date, the closing sales price as quoted for a Share on the New York Stock Exchange or The Nasdaq Stock Market LLC (as applicable) for the day before the Value Date, as reported in The Wall Street Journal or a similar publication.
Approved by the Human Resources and Compensation Committee on March 26, 2024.
US.362859131.01